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GMAC

INSTITUTIONAL ADVISORS
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June 16, 2005




         Re:      Quadrant Fund, Inc. Shareholder Meeting
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Dear Shareholders:

         As you know, the Quadrant Fund, Inc. (the "Fund") had a special meeting of shareholders on Friday, May 27, 2005 (the "Meeting"). The purpose of the Meeting was for shareholders of the Fund to authorize the Fund to charge an investment management fee pursuant to which, the Fund will pay GMAC Institutional Advisors LLC (the "Advisor") an annual investment management fee equal to 1% of the Fund's net assets.

         Due to recent developments related to the Quadrant Fund REIT, Inc. (the "QF-REIT"), which along with the Fund comprises the "Quadrant Strategy", we decided to adjourn the Meeting. Your investment in the Fund is not impacted by the QF-REIT developments. The Fund will reconvene the Meeting on June 22, 2005 at 9:15 a.m. EST at the offices of Quadrant Fund, Inc., 116 Welsh Road, Horsham, Pennsylvania 19044 for the shareholders to vote upon the imposition of the 1% investment management fee to be paid the Advisor.

         If you have not yet sent us your proxy card, please do so prior to the Meeting. If you have already sent in your proxy card, that proxy is still valid, but you have the right to revoke it either in writing or in person at the Meeting. If you do not revoke your proxy, we will vote your shares in accordance with your original proxy card at the Meeting on June 22, 2005.

         Thank you for your continued support. If you would like any additional information, please feel free to call me at (770) 752-6713.

                                                Sincerely,

                                                /s/ Kurt Wright

                                                Kurt Wright





               12735 Morris Rd., Suite 180. Alpharetta, GA 30004
                         770.752.6713/Fax 770.752.6734